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                                                            EXHIBIT 99(a)(5)(ii)


                              VERTRUE INCORPORATED



               SUPPLEMENT TO THE OFFER TO PURCHASE FOR CASH UP TO

                       500,000 SHARES OF ITS COMMON STOCK

                  AT A PURCHASE PRICE NOT IN EXCESS OF $38.50


                         NOR LESS THAN $33.50 PER SHARE



THE TENDER OFFER, PRORATION PERIOD AND WITHDRAWAL RIGHTS HAVE BEEN EXTENDED AND WILL NOW EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON JANUARY 7, 2005, UNLESS THE TENDER OFFER IS FURTHER EXTENDED


To Our Clients:


     Enclosed for your consideration are the Supplement to the Offer to Purchase (together with the Original Offer to Purchase, the "Offer to Purchase"), dated December 20, 2004 (the "Supplement"), and the related Amended Letter of Transmittal in connection with the tender offer by Vertrue Incorporated, a Delaware corporation ("Vertrue"), to purchase up to 500,000 shares of its common stock, $0.01 par value per share, at prices not in excess of $38.50 nor less than $33.50 per share, as specified by tendering stockholders, upon the terms and subject to the conditions set forth in the Offer to Purchase.



     On November 15, 2004, MemberWorks Incorporated distributed an Offer to Purchase (as amended prior to the date of the Supplement, the "Original Offer to Purchase" together with the Supplement, the "Offer to Purchase") and a related Letter of Transmittal (the "Original Letter of Transmittal") in connection with its tender offer to purchase for cash up to 500,000 shares of its common stock, at a price specified by its stockholders or not greater than $35.00 and not less than $30.00 per share, without interest, upon the terms and subject to the conditions of the Original Offer to Purchase. The tender offer was scheduled to expire at 5:00 p.m., New York City time, on December 15, 2004. When the tender offer was commenced, on November 15, 2004, the Company's name was MemberWorks Incorporated. On November 18, 2004, upon shareholder approval, the Company changed its name to Vertrue Incorporated. Therefore, all references in all documents related to the tender offer to "the Company", "MemberWorks", "we" or "us" refer to Vertrue Incorporated.



     THE COMPANY HAS EXTENDED THE EXPIRATION DATE OF THE TENDER OFFER TO 5:00 P.M., NEW YORK CITY TIME ON FRIDAY, JANUARY 7, 2005. THE COMPANY HAS INCREASED THE PRICE PER SHARE AT WHICH STOCKHOLDERS MAY TENDER THEIR SHARES TO A PRICE NOT GREATER THAN $38.50 NOR LESS THAN $33.50 PER SHARE, WITHOUT INTEREST.



     The Offer to Purchase has been amended and supplemented by the Supplement to the Offer to Purchase dated December 20, 2004 (the "Supplement") and related amended Letter of Transmittal (the "Amended Letter of Transmittal"). The Offer to Purchase, together with the Original Offer to Purchase, as they may be amended or supplemented, the "Offer to Purchase" and the Amended Letter of Transmittal (the "Tender Offer Documents"), as each may be further amended or supplemented from time to time, together constitute the "tender offer". You may obtain copies of the Tender Offer Documents by calling The Altman Group, Inc., the information agent for the tender offer, at (800) 780-7314 (toll-free).



     Vertrue will determine the single per share price, not in excess of $38.50 nor less than $33.50 per share, net to the seller in cash, that it will pay for shares validly tendered pursuant to the tender offer, taking into account the number of shares so tendered and the prices specified by tendering stockholders. Vertrue will select the lowest purchase price that will allow it to buy 500,000 shares, or the lesser number of shares that are validly tendered at prices not in excess of $38.50 nor less than $33.50 per Share. All shares properly tendered at prices at or below the purchase price and not withdrawn on or prior to the Expiration Date, as defined in Section 1 of the Offer to Purchase, will be purchased at the purchase price, subject to the terms and conditions of the tender offer, including the proration, conditional tender and odd lot provisions. See Sections 1, 2 and 6 of the Original Offer to Purchase.

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     Upon the terms and subject to the conditions of the tender offer, if at the expiration of the tender offer more than 500,000 shares are validly tendered at or below the purchase price and not withdrawn, Vertrue will buy shares (i) first from stockholders who own of record or beneficially an aggregate of fewer than 100 shares who properly tender all their shares at prices at or below the purchase price, (ii) second, on a pro rata basis, from all other stockholders who properly tender at or below the purchase price and do not withdraw them prior to the Expiration Date of the tender offer, other than stockholders who tender conditionally and for whom the condition is not satisfied, and (iii) third, if necessary, shares conditionally tendered, for which the condition was not satisfied, at prices at or below the purchase price selected by random lot. If any stockholder tenders all of his or her shares and wishes to avoid proration or to limit the extent to which only a potion of such shares may be purchased because of the proration provisions, the stockholder may tender shares subject to the condition that a specified minimum number of shares or none of such shares be purchased. See Sections 1, 2 and 6 of the Original Offer to Purchase. All shares not purchased pursuant to the tender offer, including shares tendered at prices greater than the purchase price and shares not purchased because of proration or because they were conditionally tendered and not accepted for purchase will be returned to the tendering stockholders at Vertrue's expense promptly following the Expiration Date of the tender offer.



     STOCKHOLDERS THAT HAVE ALREADY TENDERED SHARES UNDER THE ORIGINAL OFFER TO PURCHASE AND CHECKED THE BOX ENTITLED "SHARES TENDERED AT PRICE DETERMINED UNDER THE TENDER OFFER" ON THE INSTRUCTION FORM PROVIDED TO THEM BY BROKERS, DEALERS, COMMERCIAL BANKS, TRUST COMPANIES AND OTHER NOMINEES, AND THAT DO NOT WISH TO CHANGE THAT DIRECTION, DO NOT NEED TO COMPLETE A NEW INSTRUCTION FORM.



     ALL OTHER PREVIOUS TENDERS OF SHARES BY STOCKHOLDERS UNDER THE PRIOR INSTRUCTION FORM PROVIDED TO THEM BY BROKERS, DEALERS, COMMERCIAL BANKS, TRUST COMPANIES AND OTHER NOMINEES ARE INVALID. FOR THESE STOCKHOLDERS, IF YOU HAVE ALREADY PROVIDED US WITH INSTRUCTIONS IN CONNECTION WITH THE ORIGINAL OFFER TO PURCHASE, THOSE INSTRUCTIONS ARE NO LONGER EFFECTIVE. IN ORDER TO PROPERLY TENDER YOUR SHARES YOU MUST PROVIDE US WITH NEW INSTRUCTIONS BY COMPLETING THE ATTACHED NEW INSTRUCTION FORM AND DELIVERING IT TO US AS SET FORTH HEREIN BEFORE THE EXPIRATION DATE OF THE TENDER OFFER. IF YOU DO NOT COMPLETE THE NEW INSTRUCTION FORM AND DELIVER IT TO US FOR RECEIPT IN AMPLE TIME TO PERMIT US TO SUBMIT YOUR TENDERED SHARES ON YOUR BEHALF BEFORE THE EXPIRATION OF THE OFFER, YOU WILL BE DEEMED TO HAVE ELECTED NOT TO PARTICIPATE IN THE TENDER OFFER.



     We are the owner of record of shares held for your account. Therefore, we are the only ones who can tender your shares, and then only pursuant to your instructions. We are sending you the Amended Letter of Transmittal for your information only; you cannot use it to tender shares we hold for your account. To tender your shares held by us, please complete and execute the enclosed Instruction Form.


     Please instruct us as to whether you wish us to tender any or all of the shares we hold for your account on the terms and subject to the conditions of the tender offer.

     We call your attention to the following:


          1. You may tender shares at prices not in excess of $38.50 nor less than $33.50 per Share as indicated in the enclosed Instruction Form, net to you in cash, without interest. If you do not wish to specify a purchase price, you may indicate that you have tendered your shares at the purchase price (not greater than $38.50 nor less than $33.50) as determined by Vertrue in accordance with the terms of the tender offer.



          2. You may tender your shares conditioned upon Vertrue purchasing all or a minimum number of your shares. To elect such a condition, complete the box captioned "Conditional Tender" in the enclosed Instruction Form.



          3. The tender offer is not conditioned on any minimum number of shares being tendered pursuant to the tender offer. The tender offer is, however, subject to certain other conditions as set forth in the Offer to Purchase. See Section 7 of the Original Offer to Purchase.



          4. The tender offer, proration period and withdrawal rights will expire at 5:00 p.m., New York City time, on January 7, 2005, unless Vertrue extends the tender offer.


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          5. The tender offer is for 500,000 shares, constituting approximately
     5% of the shares outstanding as of November 5, 2004.


          6. Tendering stockholders will not be obligated to pay any brokerage commissions, solicitation fees, or, subject to Instruction 8 of the Amended Letter of Transmittal, stock transfer taxes on Vertrue's purchase of shares pursuant to the tender offer.



          7. If you beneficially held; an aggregate of fewer than 100 shares, and (i) you instruct us to tender on your behalf all your shares at or below the purchase price before the Expiration Date of the tender offer and
     (ii) complete the box captioned "Odd Lots" in the enclosed Instruction Form, then Vertrue, upon the terms and subject to the conditions of the tender offer, will accept all your shares for purchase before proration, if any, of the purchase of other shares validly tendered at or below the purchase price.


          8. If you wish to tender portions of your shares at different prices, you must complete a separate Instruction Form for each price at which you wish to tender each portion of your shares. We must submit separate Letters of Transmittal on your behalf for each price you will accept. You cannot, however, tender the same shares at different prices.

     If you wish to have us tender any or all of your shares, please so instruct us by completing, executing, detaching and returning to us the enclosed Instruction Form. An envelope to return your Instruction Form to us is enclosed. If you authorize us to tender your shares, we will tender all your shares unless you specify otherwise on the enclosed Instruction Form.


     Your instruction form should be forwarded to us in ample time to permit us to submit a tender on your behalf on or before the Expiration Date of the Tender Offer. The tender offer, proration period and withdrawal rights expire at 5:00 p.m., New York City time, on January 7, 2005, unless Vertrue extends the tender offer.



     As described in Section 1 of the Offer to Purchase, if more than 500,000 shares have been validly tendered at prices at or below the purchase price and not withdrawn on or prior to the Expiration Date, Vertrue will purchase properly tendered shares on the basis set forth below:



          (a) first, all shares validly tendered and not withdrawn on or prior to the Expiration Date by or on behalf of any stockholder who owns of record or beneficially an aggregate of fewer than 100 shares who validly tenders all of the shares at a price at or below the purchase price (partial and conditional tenders will not qualify for this preference) and completes the box captioned "Odd Lots" on the Amended Letter of Transmittal.



          (b) second, after purchase of all the shares properly tendered by odd lot holders, subject to the conditional tender provisions, all other shares validly tendered at or below the purchase price and not withdrawn prior to the expiration date on a pro rata basis, if necessary, with appropriate adjustments to avoid purchases of fractional shares, as described in Sections 1 and 6 of the Original Offer to Purchase.



          (c) third, if necessary, shares validly and conditionally tendered at or below the purchase price and not withdrawn on or prior to the Expiration Date, selected by random lot in accordance with Section 6 of the Original Offer to Purchase.



     You may condition your tender on Vertrue purchasing a minimum number of your tendered shares. In such case, if as a result of the proration provisions in the Offer to Purchase Vertrue would purchase less than the minimum number of your shares, then Vertrue will not purchase any of your shares, except as provided in the next sentence. If so many conditional tenders would be deemed withdrawn that the total number of shares to be purchased falls below 500,000 shares, then to the extent feasible, Vertrue will select enough of the conditional tenders that would otherwise have been so withdrawn to permit Vertrue to purchase 500,000 shares. In selecting among the conditional tenders, Vertrue will select by lot and will limit its purchase in each case to the minimum number of shares designated. See Sections 1 and 6 of the Original Offer to Purchase.



     The tender offer is being made to all holders of shares. Vertrue is not aware of any jurisdiction where the making of the tender offer is not in compliance with applicable law. If Vertrue becomes aware of any jurisdiction where the making of the tender offer is not in compliance with any valid applicable law, Vertrue will make a good faith effort to comply with the law. If, after a good faith effort, Vertrue cannot comply with the law, the tender offer will not be made to, nor will tenders be accepted from or on behalf of, holders of shares residing in that jurisdiction.


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